

                                                                                             Exhibit 12

                                               MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (In millions, except ratio amounts)
                                                                 (unaudited)

                                            Three Months Ended
                                                March 31,                                      Year Ended December 31,

                                               1998         1997            1997           1996           1995        1994      1993

                                               -----        -----            ----           ----           ----        ----     ----
  Earnings:
    Income before
    income taxes and
    extraordinary item(a)                    $  163        $ 479          $  239         $1,955         $  897      $1,280    $1,045

  Add:
    Fixed charges                               137          138             568            460            344         315       315

  Less:
    Capitalized interest                         37           35             153            118             93          78        61
                                              -----        -----          ------         ------         ------      ------    ------
    Total earnings                            $ 263        $ 582          $  654         $2,297         $1,148      $1,517    $1,299
                                              =====        =====          ======         ======         ======      ======    ======

  Fixed Charges:
    Fixed charges on
    indebtedness,
    including amortization
    of debt discount and
    premium(a)                                $ 104        $ 108           $ 448         $  349         $  242      $  231    $  239

  Interest portion of
    operating lease
    rentals(b)                                   33           30             120            111            102          84        76
                                              -----        -----          ------         ------         ------      ------    ------
     Total fixed charges                      $ 137        $ 138          $  568         $  460         $  344      $  315    $  315
                                              =====        =====          ======         ======         ======      ======    ======
  Ratio of earnings to
    fixed charges                              1.92         4.22            1.15           4.99           3.34        4.82      4.12
                                               ====         ====          ======         ======         ======      ======    ======

  (a)  Includes   distributions  on  subsidiary  Trust  mandatorily   redeemable
preferred securities.

  (b) The interest portion of operating lease rentals is calculated as one third of rent expense, which represents a reasonable approximation of the interest factor.